ASSETS PURCHASE AGREEMENT

                                      AMONG

                              COFFEE PEOPLE, INC.,

                          THE COFFEE PLANTATION, INC.,

                                       AND

                               THE SECOND CUP INC.



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                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----


1.    Purchase and Sale................................................  1

2.    Excluded Assets..................................................  3

3.    No Assumption by Buyer of Seller's Liabilities...................  3

4.    Purchase Price...................................................  4

5.    Payment of Purchase Price........................................  5

6.    Covenant Not to Compete..........................................  6

7.    License to Name..................................................  7

8.    Representations and Warranties of Seller and Shareholder.........  7

9.    Representations and Warranties of Buyer.......................... 14

10.   Covenants By Seller.............................................. 15

11.   Covenants By Buyer............................................... 16

12.   Conditions To Buyer's Obligations................................ 17

13.   Conditions to Seller's Obligations............................... 18

14.   Closing.......................................................... 19

15.   Indemnification.................................................. 21

16.   Termination Provisions........................................... 22

17.   Risk of Loss..................................................... 23

18.   Post-Closing Cooperation......................................... 23

19.   Announcements.................................................... 23

20.   Miscellaneous.................................................... 24

      Exhibit A -  Asset Acquisition Statement

      Exhibit B -  License Agreement

      Exhibit C -  Supply Agreement

                            ASSETS PURCHASE AGREEMENT



Among:    COFFEE PEOPLE, INC.,
            an Oregon corporation                                 "Buyer"

And:      THE COFFEE PLANTATION, INC.
            an Arizona corporation                               "Seller"

And:      THE SECOND CUP INC.
            a Delaware corporation                          "Shareholder"

Dated:    APRIL 21, 1997


                                    RECITALS
                                    --------

     A. Seller owns and operates 15 retail specialty coffee stores, operating under the name Coffee Plantation, in different locations in the state of Arizona (the "Stores").

     B. One of the Stores, located at the University of Arizona Main Gate, in Tucson, Arizona, was recently constructed and began operations on or about April 12, 1997 (the "New Store").

     C. Shareholder is the sole owner of the capital stock of Seller.

     D. Buyer desires to purchase, and Seller agrees to sell, the Stores and certain assets associated with the operation of the Stores and the Seller's coffee bean wholesale business upon the terms and conditions set forth herein.


                                    AGREEMENT
                                    ---------

     1. PURCHASE AND SALE. On the Closing Date (as defined below) Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase from Seller, all of the assets of Seller that are used in connection with the operation of the Stores, and the assets used in connection with the Seller's coffee bean wholesale business as listed on Schedule 1.9, wherever located other than the Excluded Assets, as defined in Section 2 below (collectively, the "Assets"). The Assets shall include, without limitation, the following:

          1.1. FIXED ASSETS. All of the equipment, machinery, furniture, furnishings, fixtures, leasehold improvements, computers, displays, signage and all other personal property used or located in any and all of the Stores, or Seller's administrative office in Tempe, Arizona as of the date of this Agreement and as of Closing.

          1.2. LEASES. All of Seller's interest in the leases under which the Seller leases the premises on and at which the Stores are operated and at which Seller's administrative office in Tempe, Arizona is located (the "Leases"), and all rights thereunder (except as specifically excluded in Section 2 below). All of the Leases are listed on Schedule 1.2 to this Agreement.

          1.3. RECORDS. All lists, books, and records relating to the Stores listed on Schedule 1.3 and all employee wage histories, operating data and other records of the Stores (the "Records").

          1.4. INTANGIBLES. All of Seller's right, title and interest in and to the name "Coffee Plantation," all trademarks, trade names, logos and other intangible assets used in the business of the Stores, including without limitation those listed on Schedule 8.11, and all goodwill associated therewith and other intangibles used or associated with the Business, including the letter agreement, dated March 29, 1996, with Shamrock Foods Company, a copy of which is attached to Schedule 8.11.

          1.5. RECIPES AND FORMULAS. All of Seller's right, title and interest in and to the recipes and formulas for coffee and other products sold in the Stores that are owned and used exclusively by Seller. Such recipes and formulas are listed on Schedule 1.5 hereto.

          1.6. INVENTORIES. All inventories and supplies on hand at the Stores on the Closing Date, and packaging and labels used in the Stores related to such inventories, not to exceed a twelve-month supply based on historic usage for the preceding twelve months, located at the Gloria Jean's Castroville facility (collectively, the "Inventories"). The Inventories shall not include any supplies bearing the name "Paradiso", all of which shall be retained by Seller.

          1.7. PREPAID EXPENSES. Those certain lease security deposits and prepaid expenses directly attributable to operations at the Stores and approved by Buyer as listed on Schedule 1.7 (the "Prepaid Expenses").

          1.8. COMMITMENTS. The benefit of those commitments (the "Commitments") listed on Schedule 1.8.

          1.9. WHOLESALE BUSINESS ASSETS. Those Assets listed on Schedule 1.9, relating to Seller's wholesale coffee bean business, and Seller's rights and obligations under the agreement with A.J. Fine Foods, Inc., dated November 21, 1996, a copy of which is attached to Schedule 1.9 (the "Wholesale Assets").

     2. EXCLUDED ASSETS. Notwithstanding the foregoing, the parties agree that the following are expressly excluded from this purchase and sale and are not included in the Assets (collectively, the "Excluded Assets"):

          2.1. CASH. Any of the Seller's cash and cash equivalents, other than cash on hand at the Stores at the close of business on the day preceding the Closing Date (the "Cash Floats").

          2.2. ACCOUNTS RECEIVABLE. Any of Seller's accounts receivable or notes receivable. Buyer agrees to forward to Seller all payments on account of accounts receivable or notes receivable received by Buyer after Closing forthwith upon receipt of same. Buyer will afford reasonable cooperation to the Seller in collecting such receivables.

          2.3. TENANT INDUCEMENTS. Those certain awards and entitlements under the Leases, specifically identified on Schedule 2.3. Buyer shall forward to Seller all payments received by Buyer after Closing on account of such awards and entitlements, forthwith upon receipt of same.

          2.4. PARADISO. For greater certainty, the parties confirm that the Buyer will have no right to use the name "Paradiso" or the recipe for the coffee referred to as "Paradiso" from and after the Closing Date; provided that Buyer shall have a reasonable amount of time, not to exceed 30 days after Closing, to change menu boards and signage at the Stores and Buyer is hereby granted a nonexclusive, royalty-free license to the name "Paradiso," restricted to this purpose.

          2.5. TAX RECOVERIES. Any sales tax recoveries, rebates or refunds with respect to the operations of Seller during the period prior to the Closing Date and the $1,000 performance bond posted in respect of the occupancy permit for the New Store (collectively, "Tax Refunds"). The Buyer agrees to forthwith pay to the Seller any Tax Refunds received by Buyer.

          2.6.  CERTAIN  OFFICE   EQUIPMENT.   The  equipment   located  at  the
administrative office in Tempe listed in Schedule 2.6.

     3. NO ASSUMPTION BY BUYER OF SELLER'S LIABILITIES.

          3.1. LIABILITIES. Buyer is not and is not to be deemed to be a successor of Seller's business, it being expressly understood that Buyer is only acquiring the Assets. Buyer has not and does not assume or agree to assume any liability or obligation whatsoever of Seller or Shareholder, except for Seller's obligations under the Leases and the Commitments arising after the Closing Date. Seller and Shareholder shall jointly and severally indemnify and hold Buyer harmless from and against any liability or obligation of Seller not expressly assumed by Buyer pursuant to this section.

          3.2. INSURANCE. Buyer shall make arrangements for its own insurance coverage commencing on the Closing Date, including workers' compensation, property and casualty, and general liability insurance. Seller will maintain its current liability and worker's compensation insurance coverage through the Closing Date.

          3.3. EMPLOYEES. Buyer shall extend to all of Seller's employees at each of the Stores an offer of employment with Buyer, on substantially the same terms and conditions as were in effect prior to the Closing, for hiring in accordance with Buyer's standard hiring practices. Seller expressly retains all employment obligations and liabilities (including, but not limited to, accrued wages, vacation and sick leave) arising up to, but not including, the Closing Date. Seller will notify employees prior to the Closing that as of such date they shall cease to be Seller's employees and will be offered employment by Buyer, which notification shall be subject to Buyer's prior written approval. At least seven days prior to the Closing Date, the Buyer shall notify the Seller of the identity of the non-Store employees who Buyer intends to employ following the Closing.

          3.4. PRORATIONS. All expenses under the Leases and utility type charges related to the Stores shall be prorated as of the Closing Date. The parties agree to negotiate in good faith to properly resolve all required prorations as soon as possible following the Closing Date and to pay all amounts due as a result of the prorations at the time payment is made pursuant to
Section 5.3.

     4. PURCHASE PRICE. The purchase price for the Assets (the "Purchase Price") will be the sum of the Base Purchase Price, the New Store Price, the Inventories Price, the Wholesale Purchase Price, and the Prepaid Expenses Purchase Price, all as defined below:

          4.1. BASE PURCHASE PRICE. The purchase price for the Assets (other than the New Store, Inventories, Wholesale Assets and Prepaid Expenses) (the "Base Purchase Price") shall be Eight Million Dollars (U.S.) ($8,000,000), plus the amount of the Cash Floats.

          4.2. NEW STORE PURCHASE PRICE. Buyer shall pay Seller an amount equal to one-half of the capitalizable construction and pre-opening costs (net of allowances for tenant improvements), as determined in a manner consistent with past practice, associated with building and opening the New Store (such one-half amount being the "New Store Purchase Price"), all as shown on the books and records of Seller based on invoices actually paid to unrelated third parties before and after Closing; provided, however, that the New Store Purchase Price shall not exceed $186,000 (U.S.).

          4.3. INVENTORIES PURCHASE PRICE. The purchase price for the Inventories (the "Inventories Purchase Price") shall be Seller's actual FIFO costs, including freight, paid to its suppliers. Prices paid to Gloria Jean's, or any other affiliate of Seller, shall be no greater than costs that would be negotiated between unaffiliated third parties, and prices for coffee shall be based on the price list attached to the Supply Agreement (as defined in Section
12.12 below). Buyer and Seller shall agree on the Inventories Purchase Price based on an inventory to be taken and priced jointly by representatives of Buyer and Seller on the Closing Date.

          4.4. PREPAID EXPENSES PURCHASE PRICE. Buyer shall pay to Seller the amount of the Prepaid Expenses, as set forth on Schedule 1.7 (the "Prepaid Expenses Purchase Price").

          4.5. WHOLESALE BUSINESS PURCHASE PRICE. The purchase price for the Wholesale Assets shall be the adjusted book value of the Wholesale Assets, as set forth in Schedule 1.9 (the "Wholesale Purchase Price").

          4.6. FORM 8594. At the Closing, Buyer and Seller shall mutually execute and deliver a completed Internal Revenue Service Form 8594 entitled "Asset Acquisition Statement under Section 1060," in the form of Exhibit A setting forth an agreed-upon allocation of the Purchase Price. Each party agrees to use the allocation set forth in Exhibit A for federal, state and other tax purposes.

     5. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid in United States dollars as follows:

          5.1. CASH AT CLOSING. The Base Purchase Price, New Store Purchase Price, Wholesale Purchase Price and Prepaid Expenses Purchase Price shall be paid in full at Closing by certified or cashier's check or by wire transfer in accordance with instructions delivered by Seller not later than three days prior to Closing.

          5.2. INVENTORIES PURCHASE PRICE. At Closing, Buyer shall pay Seller an amount equal to 90 percent of the Inventories Purchase Price (the "Estimated Payment"), calculated based on the Inventories as at March 8, 1997 (and assuming that the Inventories on the Closing Date are equal to those on such date), payable in the manner set forth in Section 5.1.

          5.3. ADJUSTMENT. On the 30th day after the Closing Date (the "Adjustment Date") Buyer and Seller shall agree upon the following calculations

          (i) the amount by which the Inventories Purchase Price exceeds or is less than the Estimated Payment, determined in accordance with Sections 4.3 and 5.2;

         (ii)  the  amount  of any  prorations  determined  in  accordance  with
               Section 3.4;

        (iii) the amount, if any, by which the New Store Purchase Price is less than the $186,000 paid by the Buyer on Closing; and

         (iv) the amount, if any, by which the Prepaid Expenses on the Closing Date differs from the amount paid in respect of Prepaid Expenses at the Closing.

The net amount of (i), (ii), (iii) and (iv) payable by the Buyer to the Seller or the Seller to the Buyer, as the case may be, shall be calculated and paid together with simple interest calculated at the rate of 5 percent per annum from the Closing Date to the date of payment. If no Agreement is reached by the 30th day after Closing, the parties shall refer their dispute to KPMG Peat Marwick LLP (the "Arbitrator"), which shall make a final determination of the amounts payable under clauses (i) through (iv) above within 60 days of the Closing Date. The determination of the Arbitrator shall be final and binding on the parties. All payments to be made under this section shall be made, together with the interest as set forth herein, by certified or cashier's check or by wire transfer, no later than 10 days following agreement by the parties or determination by the Arbitrator, whichever is applicable. Any amounts not in dispute shall be paid on the Adjustment Date. The cost of the arbitrator shall be shared equally by the Buyer and the Seller.

     6. COVENANT NOT TO COMPETE. For no additional consideration, Seller, Shareholder and Shareholder's indirect parent company, The Second Cup Ltd., agree that for a period of 18 months after the Closing Date, none of them shall directly or indirectly own an interest in, operate or otherwise participate in any business engaged in the retail sale of coffee or coffee-based drinks in the state of Arizona. Nothing in the preceding sentence shall:

               (i) affect in any way the operation of the chain currently known as "Gloria Jean's,"

               (ii)  prohibit  any  of  the  Seller,   the  Shareholder  or  the
Shareholder's indirect parent company from acquiring a chain of retail stores in which:

          (a) less than 25% of the store locations at the time of such acquisition are located in the State of Arizona; or

          (b) less than 40% of the sales dollars in the 12 month period preceding the acquisition are in respect of coffee or coffee-based drinks; or

               (iii) prohibit any of the Seller, the Shareholder or the Shareholder's indirect parent company from entering into a distribution agreement for coffee or coffee-based drinks with an entity which has less than 25% of its distribution outlets at the time of such agreement located in the State of Arizona.

     7. LICENSE TO NAME. Buyer agrees to grant Seller a royalty-free nonexclusive license to the name Coffee Plantation and related logos and trade names, in the form of Exhibit B, for use during the license period in connection with the operation by Seller of retail coffee stores in the states of Texas and California (the "License Agreement").

     8. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER. Seller and Shareholder jointly and severally represent and warrant to Buyer as follows:

          8.1. ORGANIZATION AND VALID EXISTENCE. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own and lease property and to conduct its business as presently conducted. Shareholder owns all of the capital stock of Gloria Jean's, Inc., a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

          8.2. AUTHORITY RELATIVE TO AGREEMENT. The execution, delivery and performance of this Agreement by Seller and Shareholder have been duly and effectively authorized by all necessary corporate action of Seller and Shareholder and their respective boards of directors and shareholders. This Agreement has been duly executed by Seller and Shareholder and is a valid, legally binding and enforceable obligation of Seller and Shareholder, subject only to the effect of bankruptcy, insolvency or other laws affecting creditors' rights generally.

          8.3. EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement by Seller and Shareholder and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Assets pursuant to any indenture, mortgage, deed of trust, lease, contract, agreement or other instrument to which Seller or Shareholder is a party, or by which Seller or Shareholder or any of the Assets is bound, and will not result in a violation of the Seller's or Shareholder's Certificates of Incorporation or Bylaws.

          8.4. TITLE TO ASSETS. Seller has good and marketable title to all of the Assets, including the right to transfer the Assets to Buyer hereunder free and clear of any and all claims, liens, encumbrances, conditions, assessments or restrictions, except for construction liens, workers liens, and materialmen liens arising in connection with the construction of the New Store, all of which liens shall be removed by Seller in accordance with Section 10.9.

          8.5. CONDITION OF ASSETS. The Assets constitute all of the assets owned, leased or used by Seller in operating the Stores and the Seller's coffee bean wholesale business. Except as set forth in Schedule 8.5, to the Seller's knowledge the Assets are in good condition and working order (ordinary wear and tear excepted) and are suitable for continued use in the Stores in the manner in which they currently are being used. Except as set forth in Schedule 8.5, all structures, fixtures, equipment and machinery conform in all material respects to applicable health, sanitation, fire and related laws and regulations, safety, labor, zoning and building laws and ordinances; and Seller has not received any notification within the last three years of any material violation of any applicable ordinance or regulation of health and safety, building, zoning or other law regulating the operation of a public eating establishment.

          8.6. STORE LEASES. All of the Leases (copies of which have been provided to Buyer) are in good standing and are valid, binding and enforceable in accordance with their respective terms. Subject to receipt of all necessary consents to complete the transaction contemplated hereby, all of the Leases will continue to be valid, binding and enforceable immediately after Closing, and, subject to the receipt of all necessary consents to complete the transaction contemplated hereby, there exists no default by Seller or event which with the passage of time or giving of notice or both could result in a default under any of the Leases.

          8.7. PREPAID EXPENSES. The Prepaid Expenses have been fully paid and no additional payments are required with respect to any of such items for the time period for which they have been paid. With respect to lease security deposits comprising part of the Prepaid Expenses, Seller has taken no action, nor do any circumstances exist, that would impair the ability of Buyer to recover such deposits at such time as they are due to be refunded.

          8.8. FINANCIAL INFORMATION. Buyer has been provided with Shareholder's balance sheet at June 29, 1996 and March 8, 1997, and with Seller's balance sheets and income statements at and for the fiscal years ended June 24, 1995 and June 29, 1996 (the "Financial Statements"). The Financial Statements, in all material respects, (i) are consistent with the books and records of Seller and Shareholder, as applicable; (ii) were prepared in accordance with generally accepted accounting principles consistently applied; and (iii) fairly and accurately present Seller's and Shareholder's assets and liabilities and results of operations as of the dates and for the periods indicated. Buyer also has been provided with Seller's monthly store operating statements for each of the Stores, setting forth for each month from June 24, 1995 through and including March 8, 1997, revenues and expenses at the store level (the "Store Operating Statements"). Buyer confirms receipt of the Financial Statements and Store Operating Statements. The Store Operating Statements were in all material respects prepared on a consistent basis in accordance with Seller's books and records, and fairly and accurately reflect the results of operations for each of the Stores and for the periods identified therein.

          8.9. CONTRACTS. Seller is not in default under any contract, agreement or commitment that would in any way materially and adversely affect any of the Assets.

          8.10. INVENTORIES. The Inventories are of good and merchantable quality and are usable and saleable in the ordinary course of business, with all Inventories saleable at prices at or in excess of their FIFO costs. Except as disclosed on Schedule 8.10, there are no outstanding purchase orders for inventory to be delivered to any of the Stores which have not been fully paid and there will be no such purchase orders outstanding on the Closing Date.

          8.11. INTELLECTUAL PROPERTY. Schedule 8.11 lists all of Seller's trademarks, trade names, service marks and other proprietary rights used in connection with the Stores, other than licenses to readily available software (the "Intellectual Property"). Seller owns all of the Intellectual Property free and clear of any liens, claims, security interests or encumbrances. No claims (including any request to enter into a license agreement) have been asserted (and are outstanding) or threatened by any person (i) to the effect that any activity conducted in connection with any of the Stores infringes on any trademark, service mark, trade name or any other proprietary rights; (ii) against the use by Seller of any of the Intellectual Property; or (iii) challenging or questioning the validity or effectiveness of any of the Intellectual Property; and to Seller's knowledge there is no valid basis for any such claim.

          8.12. EMPLOYEES. On or before the Closing Date, Seller will take all appropriate steps to pay all liabilities to its employees who are engaged in the operations of the Stores, including without limitation accrued wages, vacation pay, sick pay, termination pay and any payments under any employee benefit or pension programs, as may be required. Schedule 8.12 sets forth the names of all employees currently employed at the Stores, and the wage or salary of each such employee. Seller and Shareholder further represent and warrant that except as disclosed on Schedule 8.12, there is no pension or other deferred benefit program for Seller's employees, that neither Seller nor such employees are subject to any employment or collective bargaining agreement, and that to the knowledge of Seller and Shareholder, there are no efforts to unionize such employees. Except as disclosed in Schedule 8.12, there are no written agreements pertaining to any of Seller's Store employees and all of such employees are employees at will, whose employment is terminable at any time without payment of any severance or other benefit, other than earned but unpaid wages and accrued benefits, vacation pay and leave. Schedule 8.12 lists and describes generally any health and welfare, pension, profit sharing, or other employee benefit plan maintained by Seller and applicable to any of the employees engaged in operations of the Stores.

          8.13. LITIGATION. Except as disclosed in Schedule 8.13, there is no litigation, claim, proceeding, assessment, fine, penalty or governmental investigation threatened or, to the Seller's knowledge, pending against (i) Seller with respect to the Assets or the Stores, or (ii) any of the Assets or the Stores.

          8.14. TAX MATTERS.

               (a) Seller and Shareholder have filed with the appropriate United States, state and local governmental agencies all tax returns and reports known by either of them to be required to be filed by them and have paid, or made provision for the payment of, all taxes which have become due and payable.

               (b) All such returns and reports are accurate and complete in all material respects and Seller and Shareholder have paid in full or made adequate provision for all taxes, interest, penalties, assessments or deficiencies shown to be due on such tax returns or reports or claimed to be due by any taxing authority or otherwise due and owing.

               (c) Seller has withheld all employment taxes and paid the same to government authorities as required under applicable laws and regulations.

          8.15. ENVIRONMENTAL MATTERS.

               (a) None of either Seller, nor to the knowledge of Seller, any previous owner, lessee, tenant, occupant or user of any real property on which any of the Stores is located (the "Property") used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials (as defined below) on, under or in the Property, or transported any Hazardous Materials to or from the Property, in violation of any Environmental Law (as defined below). To the knowledge of Seller, no underground tanks or underground deposits of Hazardous Materials exist on, under or in any of the Property.

               (b) Seller has kept and maintained the Property and conducted its
business  in   compliance  in  all  material   respects   with  all   applicable
Environmental Laws, then in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under or in such Property. To the knowledge of Seller, no event has occurred and no condition exists on any Property that could subject Seller or the Property to any material restrictions on occupancy, transferability or use under any Environmental Laws.

               (c) No oral or written notification of a "release" (as defined in 42 U.S.C. ss. 9601(22)) of a Hazardous Material has been filed by or on behalf of the Seller and, to the knowledge of Seller, no site or facility now or previously owned, operated or leased by Seller is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA") or any similar state or local list of sites requiring investigation or clean up.

               (d) To Seller's knowledge, no liens have arisen under or pursuant to any Environmental Law on any Property, and no action of any federal, state or local governmental authority has been taken or, to the knowledge of Seller, is in process which could subject any of such properties to such liens, and Seller would not be required to place any notice or restriction relating to the presence of Hazardous Materials at any Property in any deed to such real property.

               (e) "Hazardous Material" shall mean: (i) "hazardous substance" or "toxic substances", as defined by the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. ss.9501 et seq.; (ii) "hazardous waste", as defined by the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss.6902 et seq., (iii) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended; (iv) more than 100 gallons of crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (v) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. ss.2011 et seq., as amended or hereafter amended; and (vi) asbestos or PCB's in any form or condition.

               (f) "Environmental Law" shall mean any statute, rule, regulation, order or permit of any federal, state or local governmental authority currently in effect which relates to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          8.16. BOOKS AND RECORDS. The books, records and work papers of Seller are complete and correct in all material respects, have been maintained in accordance with good business practices and accurately reflect in all material respects the basis for the balance sheets, income and other financial statements of Seller.

          8.17. PERMITS. Schedule 8.17 lists all permits, licenses, grants, clearances, concessions or other governmental authorizations and approvals required by any governmental authority to conduct the operations at the Stores, as currently being conducted, other than those permits, licenses, grants, clearances, concessions, authorizations or approvals for which the failure to have would not have a material adverse effect on any of the Stores (collectively, the "Permits"). Seller has obtained all Permits and such Permits are currently in full force and effect, Seller is in compliance in all material respects with all of the Permits and there are no proceedings threatened which might result in the revocation, cancellation or suspension of the Permits. Operation of each of the Stores is in conformity with all applicable zoning or similar laws and ordinances, none of which is temporary or conditional in nature, other than where non-conformance would not have a material adverse effect on the Stores.

          8.18. CONSENTS.

               (a) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local government authority is required to be obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement.

               (b) Except as set forth in Schedule 8.18, no consent or approval by any third party is required to be obtained by the Seller in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated by this Agreement, including without limitation the assignment to and assumption by Buyer of the Leases.

          8.19. ABSENCE OF MATERIAL CHANGES. Except as disclosed on Schedule 8.19, since June 29, 1996, and through the Closing Date, there have not been:

               (a) Any material adverse change in the financial condition of Seller or the cash flows or other operating results of any of the Stores;

               (b) Any damage, destruction or loss to or of any of the Assets which are material to the operation of the Stores;

               (c) Any mortgage, pledge, lien or other encumbrance or security interest created on any of the Assets, tangible or intangible, other than in respect of the construction of the New Store (which liens shall be removed by Seller in accordance with Section 10.9);

               (d) Any sale or transfer of any of the material Assets, or any transaction not in the ordinary course of business;

               (e) Any rights transferred or granted under any concessions, leases, licenses, agreements, trademarks, trade names or copyrights with respect to any of the Intellectual Property;

               (f) Any wage or salary increase to any employee engaged in the operation of any of the Stores, except increases in the ordinary course of business not exceeding 6 percent; and

               (h) Any change in the products offered in the Stores or the prices applicable thereto, excluding any general price increase not exceeding five percent implemented on not more than one occasion and excluding the possible phaseout of the "Paradiso" brand.

          8.20. SUPPLIERS. Schedule 8.20 contains an accurate and complete list of the names of the 10 largest suppliers of the Stores for the period of the current fiscal year through April 14, 1997, listing (except with respect to Gloria Jean's) the dollar value of all purchases from each such supplier during such period. All such suppliers have been paid in accordance with standard business practices and none of such suppliers has indicated to Seller that it will not continue to supply the Stores after Closing.

          8.21. DEFINITION OF KNOWLEDGE. Facts or information within the "knowledge" of Seller or "to the knowledge of Seller," or any equivalent phrase as used in this Agreement, shall include facts known, or which should have been known after due inquiry, by any of the directors or officers of Seller, Shareholder or Shareholder's indirect parent, The Second Cup Ltd. or any district manager of Seller.

     9. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller and Shareholder as follows:

          9.1. CORPORATE STATUS. Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon.

          9.2. AUTHORITY RELATIVE TO AGREEMENT. The execution, delivery and performance of this Agreement by Buyer have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed by Buyer and is a valid, legally binding and enforceable obligation of Buyer, subject only to the effect of bankruptcy, insolvency or other laws affecting creditors' rights generally.

          9.3. EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Buyer pursuant to any indenture, mortgage, deed of trust, lease, contract, agreement or other instrument to which Buyer is a party, or by which Buyer or any of its assets or properties are bound, and will not result in a violation of Buyer's Articles of Incorporation or Bylaws.

          9.4. EFFECT OF AGREEMENT.

               (a) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required to be obtained by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

               (b) No consent or approval by any third party is required to be obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated by this Agreement.

          9.5.  FINANCING.  Buyer  has made  arrangements  to have in place  all
financing  necessary  to  consummate  the  transactions   contemplated  by  this
Agreement.

     10. COVENANTS BY SELLER. Seller and Shareholder jointly and severally agree that, except as Buyer may otherwise consent in writing, during the period between the execution of this Agreement and the Closing they will and will cause Seller to:

          10.1. OPERATE IN NORMAL COURSE. Operate the Stores and the related wholesale business in the ordinary course consistent with past practices and, to the extent consistent with such operation, use their best efforts to preserve the Assets and Seller's goodwill and relationships with all of its employees, suppliers and customers. Without limiting the foregoing, Seller will not change any of its product offerings or prices or the hours of operation of the Stores except as expressly contemplated by this Agreement, and except for changes that would not have a material adverse effect on operations or cash flows of the Stores.

          10.2. EMPLOYMENT MATTERS. Make no employment agreements with respect to employees of the Business, or pay or agree to pay any increase in salary or benefits or bonuses to any employees of the Business.

          10.3. MAINTAIN ASSETS. Maintain the Assets in a good and saleable condition, and maintain the current insurance on all of the Assets.

          10.4. MAINTAIN BOOKS AND RECORDS. Maintain Seller's books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior practices and permit Buyer reasonable access thereto during regular business hours.

          10.5. NO DISPOSITION. Make no disposition of any Assets except in the ordinary course of business.

          10.6. NOTICE. Promptly notify Buyer in writing of the existence or happening of any fact, event or occurrence which may materially alter any representation or warranty herein or impair the satisfaction of any condition.

          10.7. INTERFERENCE WITH AGREEMENT. Not undertake any act which would frustrate the proposed purchase of the Assets on the Closing Date.

          10.8. INFORMATION. Provide to Buyer on request information concerning the operations of the Stores and any other information reasonably requested by Buyer which will be helpful in the transition of the ownership of the Stores to Buyer, and provide to Buyer and its accountants and other representatives reasonable access to the Stores and its employees, books and records, contracts and other information during normal business hours.

          10.9. NEW STORE CONSTRUCTION. Pay all accounts to contractors properly due and payable in connection with the construction of the New Store, and obtain and deliver to Buyer as soon as practicable releases or waivers of all potentially valid contractor liens, workers liens and materialmen's liens which may have arisen in connection with the construction of the New Store.

     11. COVENANTS BY BUYER. Buyer agrees that, except as Seller may otherwise consent in writing, during the period between the execution of this Agreement and the Closing it will:

          11.1. NOTICE. Promptly notify Seller in writing of the existence or happening of any fact, event or occurrence which may materially alter any representation or warranty of Buyer herein or impair the satisfaction of any condition.

          11.2.  CONSENTS.  Assist and cooperate with the Seller in the Seller's
efforts  to  obtain  all  consents   necessary   to  complete  the   transaction
contemplated herein.

          11.3. INTERFERENCE WITH AGREEMENTS. Not undertake any act which would frustrate the proposed sale of the Assets on the Closing Date.

     12. CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless expressly waived in writing by Buyer:

          12.1. REPRESENTATIONS TRUE. The representations and warranties of Seller and Shareholder contained herein shall be true and correct in all material respects as of the Closing Date.

          12.2. COMPLIANCE WITH COVENANTS. Seller and Shareholder shall have complied with all covenants and conditions contained in this Agreement to be performed or complied with by them at or prior to the Closing.

          12.3. DELIVERY OF TRANSFER DOCUMENTS. Seller shall have delivered such agreements, instruments and documents requested by the Buyer as shall be reasonably necessary or convenient to transfer title and interest to the Assets and to consummate the transactions contemplated by this Agreement.

          12.4. CERTIFICATE. Seller and Shareholder shall have furnished to Buyer a certificate, dated the Closing Date, signed by Seller's President and Shareholder's President to the effect that (i) the conditions specified in this
Section 12 have been complied with, (ii) each of the representations and warranties by Seller and Shareholder in this Agreement are true and correct in all material respects as of the Closing Date, and (iii) all covenants to be performed by Seller prior to or at Closing have been fully performed.

          12.5. NO THREATENED ACTION. There shall not be any actual or threatened action or proceeding by or before any court or other governmental body or agency which will seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which would materially adversely affect the right of the Buyer to own the Assets.

          12.6. NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing Date there shall not have been a material adverse change in the condition or operating cash flows of the Stores or in the condition of any material Assets.

          12.7. CONSENTS TO LEASE ASSIGNMENTS. Seller shall have delivered to Buyer the written consents of the lessor or sublessor, as the case may be, to the assignment to Buyer of each of the Leases, and estoppel certificates from each such lessors or sublessors, other than from the lessor of the two Arizona State University cart locations, who will be sent notice generally describing the transactions contemplated by the Agreement in a form agreed upon by the parties, in all cases in form and substance reasonably acceptable to Buyer.

          12.8. OTHER THIRD-PARTY CONSENTS. Seller shall have obtained the consent of any other third parties identified on Schedule 8.18.

          12.9. RESOLUTIONS. Buyer shall have received a certified copy of the resolutions of the Boards of Directors of Seller and Shareholder authorizing the execution, delivery and performance of this Agreement by Seller.

          12.10. LEGAL OPINION. Buyer shall have received an opinion of counsel to Seller and Shareholder in form and substance reasonably satisfactory to Buyer and its counsel, to the effect that:

               (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and Shareholder is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware;

               (b) The execution, delivery and performance of this Agreement by Seller and Shareholder have been duly and effectively authorized by all necessary corporate action; and

               (c) This Agreement has been duly authorized, executed and delivered by Seller and Shareholder and is the valid, legally binding and enforceable obligation of each of Seller and Shareholder, assuming Arizona law is the same as Oregon law for such purposes, subject only to the effect of bankruptcy, insolvency or other laws affecting creditors' rights generally, provided that no opinion shall be provided as to the enforceability of any non-competition provisions this Agreement. 12.11. MODIFICATIONS TO CERTAIN LEASES. Seller shall have obtained modifications to the terms of certain of the Leases, in form and substance reasonably satisfactory to Buyer, as described in
Schedule 12.11.

          12.12. SUPPLY AGREEMENT. Seller shall have executed and delivered a Supply Agreement in the form of Exhibit C (the "Supply Agreement").

     13. CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of the Seller and of the Shareholder under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions:

          13.1. REPRESENTATIONS TRUE. The representations and warranties of Buyer shall be true and correct in all material respects as of the Closing Date.

          13.2. COMPLIANCE WITH COVENANTS. Buyer shall have complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to Closing.

          13.3. OFFICER'S CERTIFICATE. Buyer shall have furnished to Seller a certificate, dated the Closing Date, signed by Buyer's President to the effect that (i) each of the conditions specified in this Section 13 have been complied with, (ii) each of the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects as of the Closing Date, and (iii) all covenants to be performed by Buyer prior to or at Closing have been fully performed.

          13.4.   RESOLUTIONS.   Seller  shall  have  received  a  copy  of  the
resolutions of Buyer's Board of Directors, certified by Buyer's Secretary, authorizing the execution, delivery and performance of this Agreement by Buyer.

          13.5. LEGAL OPINION. Seller shall have received an opinion of counsel to Buyer in form and substance reasonably satisfactory to Seller and its counsel, to the effect that:

               (a) Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon;

               (b) The execution, delivery and performance of this Agreement by Buyer have been duly and effectively authorized by all necessary corporate action; and

               (c) This Agreement has been duly authorized, executed and delivered by Buyer and is the valid, legally binding and enforceable obligation of Buyer, subject only to the effect of bankruptcy, insolvency or other laws affecting creditors' rights generally, provided that no opinion shall be provided as to enforceability of any non-competition provision in this Agreement.

          13.6. LICENSE AGREEMENT. Buyer shall have executed and delivered to Seller the License Agreement.

          13.7. SUPPLY AGREEMENT. Buyer shall have executed and delivered the Supply Agreement.

     14. CLOSING.

          14.1. DATE AND PLACE. The transactions contemplated in this Agreement shall close (the "Closing") on the first Wednesday after the conditions in Sections 12.7 and 12.11 have been satisfied, but not earlier than May 7, 1997, at the offices of Tonkon, Torp, Galen, Marmaduke & Booth, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon, or at such other time and place as the parties may mutually agree (the "Closing Date"), and shall be effective for all purposes as of 11:59 p.m. the day prior to the Closing Date.

          14.2. DELIVERIES AT CLOSING BY SELLER. At the Closing, Seller will deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer and its counsel:

               (a) One or more bills of sale and assignments covering all of the
Assets,   conveying  the  same  to  Buyer  free  and  clear  of  all  liens  and encumbrances;

               (b) Assignment documents conveying to Buyer free and clear of all liens and encumbrances (i) Seller's leasehold interest in the property leased under the Leases; and (ii) Seller's right, title and interest in and to the Intellectual Property (as defined in Section 8.11);

               (c) The certificate called for by Section 12.4;

               (d) The certified copy of resolutions called for by Section 12.9;

               (e) The legal opinion called for by Section 12.10;

               (f) Resolutions and any amendment to Articles of Incorporation and all other documents necessary to effect a change in the name of Coffee Plantation, Inc. to a name not confusingly similar to "Coffee Plantation";

               (g) All other consents,  documents and instruments  called for by
Section 12;

               (h) The Supply Agreement; and

               (i) Such other documents, instruments or certificates as may be necessary to perfect or consummate the transfer contemplated hereby.

          14.3. DELIVERIES AT CLOSING BY BUYER. At the Closing, Buyer will deliver to Seller the following in form and substance reasonably satisfactory to Seller and Shareholder and their counsel:

               (a) The portion of the Purchase Price payable at Closing;

               (b) The certificate called for by Section 13.3;

               (c) The certified copy of resolutions called for by Section 13.4;

               (d) The legal opinion called for by Section 13.5;

               (e)  Assumption   documents  in  form  and  substance  reasonably
satisfactory to Seller as shall be necessary or convenient to cause Buyer to assume Seller's obligations under the Leases;

               (f) Any other consents,  documents and instruments  called for by
Section 13;

               (g) The Supply Agreement and the License Agreement; and

               (h) Such other documents, instruments or certificates as may be necessary to perfect or consummate the transfer contemplated hereby.

     15. INDEMNIFICATION.

          15.1. GUARANTY. Shareholder unconditionally guarantees each representation and warranty of Seller and the performance of each covenant and obligation of Seller set forth in this Agreement, including without limitation the indemnification obligation set forth in this Section 15, subject to the limitations set forth in Section 15.3 and 20.1.

          15.2. INDEMNIFICATION OF BUYER. Seller and Shareholder shall jointly and severally indemnify and hold harmless Buyer from and against any loss, liability, cost, expense or damage suffered or incurred by Buyer because (i) of a breach of any covenant or obligation of Seller or Shareholder under this Agreement, (ii) any representation or warranty by Seller or Shareholder contained herein proves to be false or misleading, or (iii) any liability or obligation of Seller or Shareholder, whether arising out of ownership of the Assets or operation of the Stores or otherwise prior to the Closing Date (other than the Commitments), is asserted as a claim against Buyer or the Assets (including without limitation any asserted claim based on successor liability or similar theories), including in such indemnified costs and expenses all attorney fees incurred by Buyer in connection with any claim, action, suit, proceeding, demand, assessment or judgment, whether incurred without trial, at trial or on appeal, incident to any of the above indemnified matters. All amounts for which Buyer shall be entitled to indemnification hereunder shall be referred to as "Losses".

          15.3. DOLLAR LIMITATION. The indemnification provided in Section 15.2 shall apply only to the extent that Losses exceed the "Dollar Limitation," which for purposes of this Agreement shall mean (i) $1,000 for any individual claim; and (ii) $10,000 in the aggregate. In any event, the aggregate amount of Losses to be indemnified by Seller and Shareholder together shall not exceed the Purchase Price. Notwithstanding the foregoing, however, there shall be no Dollar Limitation on any claims with respect to obligations to employees arising before Closing, the breach of the covenant set forth in Section 10.9, or any breach of the representations and warranties set forth in Section 8.14.

          15.4. INDEMNIFICATION OF SELLER AND SHAREHOLDER. Buyer will indemnify and hold Seller and Shareholder harmless from and against any loss, liability, cost, expense or damage suffered or incurred by Seller or Shareholder because
(i) of a breach of any  covenant or  obligation  of Buyer under this  Agreement,
(ii) any representation or warranty by Buyer contained herein proves to be false or misleading, or (iii) any liability or claim whether arising out of ownership of the Assets or the operation of the Stores or otherwise after the Closing Date is asserted as a claim against Seller or Shareholder, including in such indemnified costs and expenses all attorney fees incurred by Seller or Shareholder in connection with any claim, action, suit, proceeding, demand, assessment or judgment, whether incurred without trial, at trial or on appeal, incident to any of the above indemnified matters.

     16. TERMINATION PROVISIONS.

          16.1. TERMINATION. This Agreement may be terminated on or before the Closing Date as follows:

               (a) DEADLINE. By either party if the Closing has not occurred on or before June 20, 1997; provided, that if the conditions set forth in Sections
12.7 and 12.11 are not satisfied on or before June 20, 1997, and Buyer has not waived such conditions as necessary to close on or before June 20, 1997, Seller shall have the option to extend the Closing Date under this Section 16.1(a) up to and including December 20, 1997.

               (b) CONSENT. By unanimous consent of the parties;

               (c) MISREPRESENTATION BY SELLER. By Buyer if in its reasonable opinion there has been a material misrepresentation by Seller and Shareholder under this Agreement or any material failure to perform any covenant under this Agreement not cured within 10 days after receipt of written notice thereof, or if any condition under Section 12 has not been satisfied on or before the Closing Date; or

               (d) MISREPRESENTATION BY BUYER. By Seller if in its reasonable opinion there has been a material misrepresentation by Buyer under this Agreement or any material failure to perform any covenant under this Agreement not cured within 10 days after receipt of written notice thereof, or if any condition under Section 13 has not been satisfied on or before the Closing Date.

          16.2. EFFECT OF TERMINATION. In the event that this Agreement is terminated pursuant to Section 16.1, all further obligations of the parties under this Agreement will terminate. In the event of termination of this Agreement by Buyer under clause (c) of Section 16.1, Seller shall be liable for all damages, including costs and attorneys fees, incurred by Buyer as a result of Seller's misrepresentation or breach. In the event of termination of this Agreement by Seller under clause (d) of Section 16.1, Buyer shall be liable for all damages, including costs and attorneys fees, incurred by Seller as a result of Buyer's misrepresentation or breach. In the event of termination by any party as above provided, prompt written notice will be given to all other parties.

     17. RISK OF LOSS. Seller will bear all risk of loss with respect to the Assets on and prior to the Closing Date. Buyer will bear the risk of loss after the Closing Date.

     18. POST-CLOSING COOPERATION. Each of the parties covenants and agrees that it shall execute, acknowledge and deliver all further deeds, assignments, consents, transfers and other instruments as may be reasonably required to protect and permit the enjoyment of the rights, benefits and interests conveyed and to be conveyed pursuant to the terms of this Agreement, and to appropriately carry out and perform the transactions contemplated thereby. The parties shall cooperate with each other following the Closing in order to effectuate and carry out this Agreement. Seller shall cease all use of the name "Coffee Plantation" as soon as is practicable, and in any event no later than the termination of the License Agreement. The Buyer shall satisfy all of the Seller's obligations under the Commitments.

     19. ANNOUNCEMENTS. Prior to the Closing, neither Buyer nor Seller (or any of Seller's affiliates) will make any public announcements of this Agreement or the transactions contemplated or consummated by this Agreement without the written consent of the other. Notwithstanding the foregoing, however, Buyer and Seller each acknowledge that upon execution of this Agreement, they may be obligated under applicable securities laws and regulations to make public disclosure of the transactions contemplated by this Agreement, and each of them shall be permitted to make such disclosures in form approved by the other, which approval shall not be unreasonably withheld.

     20. MISCELLANEOUS.

          20.1. SURVIVAL OF WARRANTIES. The representations, warranties and covenants herein shall survive the Closing for a period of 12 months after the Closing, provided that the representations and warranties set forth in Sections 8.11, 8.14 and 8.15 shall survive until 36 months after Closing. Any claim must be made in writing prior to the end of the applicable survival period.

          20.2. NO FINDER'S FEES. Seller and Buyer represent and warrant to each other that neither of them has incurred any obligation or liability, whether contingent or fixed, to any person for a broker's, agent's or finder's fee or commission in connection with this Agreement, except for fees owed by Seller to Nesbitt Burns, which acted as consultant to Seller.

          20.3. WAIVERS AND AMENDMENTS. This Agreement may be amended, modified or supplemented only by a written instrument executed by all parties hereto. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach. Any condition to the obligation to close under this Agreement may be waived in writing by the party in whose favor the condition operates, whereupon the obligations of the parties under this Agreement will be construed as if such condition or conditions waived were not included herein.

          20.4. EXPENSES AND TAXES. The parties shall pay their own expenses incurred in connection with the negotiation and preparation of this Agreement and supporting documents. Seller shall pay any sales, use, transfer, recording and similar taxes and fees incurred in connection with the purchased Assets as a result of the consummation of the transactions contemplated by this Agreement.

          20.5. NOTICES. All notices, requests, demands and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, postage prepaid, or transmitted by facsimile, with hard copy to follow by first class mail, postage prepaid, addressed as follows:

If to Buyer:                       Coffee People, Inc.
                                   15100 SW Koll Parkway
                                   Suite J
                                   Beaverton, Oregon  97006
                                   Attention:  Taylor H. Devine
                                   Fax:  503-672-9013

With Copy to:                      Tonkon, Torp, Galen,
                                     Marmaduke & Booth
                                   1600 Pioneer Tower
                                   888 SW Fifth Avenue
                                   Portland, OR 97204
                                   Attention: Ronald L. Greenman
                                   Fax:  503-274-8779

If to Seller or Shareholder:       c/o The Second Cup, Inc.
                                   175 Bloor Street East
                                   South Tower, Suite 801
                                   Toronto, Ontario  M4W 3R8
                                   Attention:  Kathy Welsh
                                   Fax;  416-975-9896

With Copy to:                      Goodman Phillips & Vineberg
                                   Suite 2400, 250 Yonge Street
                                   Toronto, Ontario M5B 2M6
                                   Attention:  David Matlow
                                   Fax:  416-979-1234

or to such other address as any party shall have specified by notice in writing to the other. Any such notice shall be deemed delivered (i) if sent by certified mail, not later than three business days after deposit in the United States mail; (ii) if delivered personally, on the date of delivery; or (iii) if by facsimile, on the first business day after transmission.

          20.6. ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto constitute the entire agreement among the parties and merges with and supersedes any prior understanding or agreement, whether written or oral, concerning the Assets.

          20.7. BULK SALES. The Seller and the Buyer hereby waive the provisions of the Arizona bulk sales transfer statutes, under Arizona Revised Statues, Sections 47 - 6101 et seq. or any successor Bulk Sales Law (the "Bulk Sales Law") to the extent, if any, such provisions are applicable to the transactions contemplated by this Agreement. The Seller and the Shareholder shall defend, indemnify and hold the Buyer harmless from and against any and all claims arising out of the non-compliance of the Bulk Sales Law. Such indemnification shall include all costs, including attorney fees, incurred in respect of any such claim, and the indemnification provided under this Section shall not be subject to the Dollar Limitation set forth in Section 15.2.

          20.8. BINDING EFFECT, BENEFITS. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, successors or assigns, provided, that no party shall be permitted to assign their respective obligations under this Agreement. Nothing in this Agreement is intended to confer on any third person any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          20.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument. This Agreement may also be executed by facsimile.

          20.10. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Oregon, without giving effect to conflicts of laws principles.

          20.11. JURISDICTION; VENUE. Seller, Shareholder and Buyer hereby consent to jurisdiction and venue in any state court or federal court located in Multnomah County, Oregon in the event suit is brought for the interpretation or enforcement of any provision of this Agreement or the related agreements in the from attached as exhibits to this Agreement. Jurisdiction and venue in Multnomah County, Oregon shall be exclusive with respect to any disputes arising out of the transactions contemplated by this Agreement, except for actions for the enforcement of judgments.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                             COFFEE PEOPLE, INC.


                                             By: /s/ Kenneth B. Ross
                                                -------------------------------

                                             Its: Chief Financial Officer
                                                 ------------------------------



                                             THE COFFEE PLANTATION, INC.


                                             By: /s/ K. A. Welsh
                                                -------------------------------

                                             Its: Secretary
                                                 ------------------------------



                                             THE SECOND CUP INC.


                                             By: /s/ K. A. Welsh
                                                -------------------------------

                                             Its: Secretary
                                                 ------------------------------